FOR IMMEDIATE RELEASE
---------------------
Company Contact:
Suzanne D. Fernandez
Corporate Communications
201-549-4400



                         THE ALPINE GROUP, INC. REPORTS
                          DISMISSAL OF ARTHUR ANDERSEN

     EAST RUTHERFORD, N.J., May 10, 2002 - PRNewswire/ --.The Alpine Group, Inc. (NYSE: AGI) today announced that it had dismissed Arthur Andersen LLP as its independent accountants.

     Steven S. Elbaum, Chairman and Chief Executive Officer, stated: "Events at Arthur Andersen have made it clear that it was necessary to make this change. We are currently in discussions with several accounting firms and we expect to retain new independent auditors by May 31, 2002."

     The Alpine Group, Inc., headquartered in New Jersey, is a holding company for the operations of Superior TeleCom Inc. (NYSE: SUT), Alpine's approximately 50%-owned subsidiary, which is the largest North American wire and cable manufacturer and among the largest wire and cable manufacturers in the world. Superior TeleCom manufactures a broad portfolio of products with primary applications in the communications, original equipment manufacturer and electrical wire and cable markets. It is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators; magnet wire and electrical insulation materials for motors, transformers and electrical controls; and building and industrial wire for applications in construction, appliances, recreational vehicles and industrial facilities.

     Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities Exchange Commission.